SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is entered into as of February 11, 2011 by and among E-BAND MEDIA, INC., a Delaware corporation (“EBM”); Dean Konstantine  (the “EBM Shareholder”) Muzeyyen Balaban, Bernieta Masters and Linda Masters (the” EBM Warrantholders); China Green Refractories Limited, an international business company organized under the laws of the British Virgin Islands (the “Company”); and the shareholders of the Company who have executed this Agreement on the signature page hereto (the “Company Shareholders”); and with respect to the following facts:

A.           Company is a holding company which owns through various subsidiaries an operating company engaged in the business of designing, manufacturing and selling of medium and high level refractory materials for top combustion type, internal combustion type, and external combustion type hot bast stoves in the People’s Republic of China (“PRC”).

B.           EBM is a company whose shares of common stock are registered with the Securities and Exchange Commission (“SEC”) and is a shell company.

C.           EBM Shareholder owns 10,000,000 shares of Common Stock of EBM, representing approximately 89.6% of the issued and outstanding capital stock of EBM (the “Control Shares”), and EBM Warrantholders own 5,000,000 warrants exercisable to purchase up to 5,000,000 shares of Common Stock of EBM (the “EBM Warrants”), and EBM Shareholder and EBM Warrantholders desire to sell its Control Shares and EBM Warrants, respectively,  to the Company Shareholders, and the Company Shareholders desire to purchase the Control Shares and EBM Warrants from the EBM Shareholder and Warrantholders in exchange for (i) a cash purchase price of $250,000, and (ii) 100 shares of EBM's Series A Preferred Stock (as defined below) to be acquired by the Company Shareholders, concurrently with the exchange between the Company Shareholders and EBM as contemplated herein;

D.           The Company Shareholders own all of the equity of the Company.  EBM desires to acquire all 100% of the equity ownership of the Company from the Company Shareholders in exchange for 19,220 shares of EBM's Series A Preferred Stock, and the Company Shareholders desire to transfer and contribute all of their equity ownership of the Company to EBM in exchange for 19,220 shares of EBM's Series A Preferred Stock on the terms and conditions set forth herein.

E.           As a result of the transactions contemplated herein, it is the intent of parties that the Company Shareholders will own, in the aggregate, 98% of the outstanding shares of EBM's common stock subsequent to the Reverse Split (as defined below).

F.           Further, it is the intent of the parties that the transaction contemplated herein will occur in a tax free manner pursuant to Section 351 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and promises set forth herein, the parties agree as follows:

ARTICLE 1
Securities Exchange

1.1          Sale of Control Shares; Agreement to Exchange Securities.

(a)           Exchange Involving the Company.  Subject to the terms and upon the conditions set forth herein, each Company Shareholder agrees to assign, transfer and deliver to EBM, and EBM agrees to acquire from each Company Shareholder, at the Closing, all of the shares of capital stock of the Company, consisting of ordinary shares of capital stock, par value $1.00 per share (the “Company Shares”) owned by the respective Company Shareholder as indicated on the signature page, in exchange for the issuance by EBM of an aggregate of 19,220 shares of Series A Convertible Preferred Stock, $0.0001 par value, of EBM (the “Series A Preferred Stock”).  The Company Shareholders shall immediately assign 100 shares of Series A Preferred Stock to the EBM Shareholder pursuant to Section 1.1(b) below.

(b)       Exchange Involving the EBM Shareholder and Warrantholders.  Subject to the terms and upon the conditions set forth herein, the EBM Shareholder and Warrantholders agree to assign, transfer and deliver an aggregate of 10,000,000 shares of EBM's common stock and the EBM Warrants to the Company Shareholders and the Company Shareholders agree to (i) assign, transfer and deliver an aggregate of 100 shares of Series A Preferred Stock to the EBM Shareholder and Warrantholders, and (ii) pay the EBM Shareholder and Warrantholders an aggregate cash purchase price of $250,000 (“Purchase Price”).

(c)           Allocation.  The number of Series A Preferred Stock to be delivered pursuant to Sections 1.1(a) and (b) is set forth in Schedule A-1. The number of shares EBM Common Stock the EBM Shareholder will deliver to the Company Shareholders is set forth in Schedule A-2.   The Purchase Price will be allocated pursuant to Schedule A-3.

1.2           [Intentionally left blank.]

1.3           Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on February 11, 2010 upon the exchange of the Company Shares and the Purchase of EBM Common Stock as described in Section 1.1 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

At Closing, (i) all of the issued and outstanding shares of the Company shall be held by EBM, (ii) there shall be 11,150,000 shares of EBM Common Stock issued and outstanding, of which 10,000,000 shares of EBM Common Stock shall be owned by the Company Shareholders, (iii) there shall be 19,220 shares of Series A Preferred stock issued outstanding of which 19,120 shares are issued to the Company Shareholders and/or their assigns, and 100 shares are issued to EBM Shareholder, (iv)  the EBM Warrants shall be transferred to the Company Shareholders, and immediately upon receipt such EBM Warrants of shall be cancelled and terminated.  Upon consummation of the transaction contemplated herein, the Company Shareholders will own in the aggregate approximately 98% of the outstanding shares of EBM's common stock subsequent to the Reverse Split.

1.4           Deliverables at Closing.

(a)           Cash.  As part of the purchase price for their respective number of Control Shares, the Company Shareholders shall deliver to EBM Shareholder and EBM Warrantholders via wire transfer the aggregate amount of $250,000 pursuant to the instructions delivered by legal counsel of EBM on behalf of the EBM Shareholder and EBM Warrantholders.

(b)           Company Shares.  Each of the Company Shareholders shall deliver to EBM on the Closing Date certificates for the Company Shares owned by the Company Shareholders, or an equivalent document evidencing ownership of the Company Shares (“Company Certificates”), along with duly executed stock powers of such Company Certificates, in order to effectively vest in EBM all right, title and interest in and to the Company Shares owned by the Company Shareholders. The Company shall record and cause to be recorded the transfer of the Company Shares on its transfer books.  From time to time after the Closing Date, and without further consideration, the Company Shareholders will execute and deliver such other instruments of transfer and take such other actions as EBM may reasonably request in order to effectively transfer to EBM the Company Shares intended to be transferred hereunder.

(c)           Series A Preferred Stock and EBM Common Stock.  EBM and EBM Shareholder shall deliver to the Company Shareholders on the Closing Date original certificates evidencing the Series A Preferred Stock and EBM Common Stock deliverable on such date, and in form and substance satisfactory to the Company Shareholders, in order to effectively vest in each Company Shareholder its respective right, title and interest in and to the Series A Preferred Stock and EBM Common Stock. From time to time after the Closing Date, and without further consideration, EBM and EBM Shareholder and EBM Warrantholders will execute and deliver such other instruments and take such other actions as the Company Shareholders may reasonably request in order to more effectively issue to them the Series A Preferred Stock and EBM Common Stock.

1.5           Restricted Securities.  The Series A Preferred Stock and EBM Common Stock shall be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), and shall accordingly bear a restrictive legend subject to existing law, as more fully described in Section 5.3 hereof.

ARTICLE 2
Representations and Warranties of EBM
and EBM Shareholder

EBM and the EBM Shareholder each hereby represents and warrants to the Company that the statements contained in this Article 2 are true and correct, except as disclosed in the disclosure schedule attached hereto as Exhibit A (the “EBM Disclosure Schedule”), which is divided into sections that correspond to the sections of this Article 2 (with the disclosures in any such section of the EBM Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 2 and any other representations and warranties of this Article 2 to which such disclosure would reasonably relate).

2.1          Corporate Organization; Qualification.

(a)           EBM  is a corporation duly organized, validly existing and in good standing under the laws of Delaware with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as whole.  “Material Adverse Effect” with respect to a party shall mean a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of the party taken as a whole, provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction or (ii) changes in generally accepted accounting principles.

(b)           EBM has no subsidiaries and does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

(c)           The authorized capital of EBM consists of (a) 100,000,000 shares of Common Stock, $.0001 par value, of which 11,150,000 shares are issued and outstanding, and (b) 20,000,000 shares of preferred stock, $ .0001 par value, of which 19,220 shares have been designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock), and (c) warrants  exercisable to purchase up to 5,000,000 shares of Common Stock.  Except for the Series A Preferred Stock contemplated pursuant to this Agreement, no shares of preferred stock are issued and outstanding.  All issued and outstanding shares of EBM Common Stock and EBM Warrants are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights, other restrictions or any securities statute or regulation. All shares of common stock and warrants issued and outstanding have been issued in compliance and in accordance with and as permitted under the Chapter 11 Plan of Reorganization of AP Corporate Services, Inc.  as confirmed by the U.S. Bankruptcy Court for the Central District of California (Case No. 1:08-bk-16944-GM) (“Plan of Reorganization”).  As of the Closing Date, no shares of EBM Common Stock were reserved for issuance upon the exercise of outstanding options to purchase the EBM Common Stock; (iv) no EBM Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase EBM Common Stock except those set forth above; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no common shares were reserved for issuance upon the conversion of EBM preferred stock or any outstanding convertible notes, debentures or securities.  As of the Closing Date, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which EBM is a party, or by which either is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of EBM, including any right of conversion or exchange or buy-back under any security or other instrument, other than the warrants set forth above.  There are no registration rights concerning EBM stock.

2.2           Authorization.  EBM has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by EBM and is the valid and binding legal obligation of EBM enforceable against EBM in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally. The execution and delivery of this Agreement and the related documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of EBM, and no other corporate or shareholder proceedings on the part of EBM are necessary to authorize the transactions contemplated hereby and thereby.

2.3           Non-Contravention.  Except as set forth in the EBM Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein will:

(a)           violate, contravene or be in conflict with any provision of the Certificate of Incorporation and Bylaws of EBM, as amended and currently in effect;

(b)           be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which EBM is a party or by which EBM or any of EBM properties or assets is or may be bound;

(c)           violate, contravene or be in conflict with Plan of Reorganization;

(d)           result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of EBM under any debt, obligation, contract, agreement or commitment to which EBM is a party or by which EBM or any its assets or properties are bound; or

(e)           materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, provincial, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

2.4          Consents and Approvals.  No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by EBM or the consummation by EBM any of the transactions contemplated herein.

2.5          No Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EBM.

2.6          Compliance.  EBM has complied with and are not in violation of any Law or requirements of any Authority with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on EBM taken as a whole. To the knowledge of EBM, the businesses and activities of EBM have not been and are not being conducted in violation of any Law or requirements of any Authority. EBM is not in default or violation of any term, condition or provision of any applicable charter documents or contracts.  No written notice of non-compliance with any Law or Authority relating to or with respect to the business of EBM has been received by EBM (and EBM has no knowledge of any such or notice delivered to any other person or entity). To the knowledge of EBM, EBM is not in violation of any material term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

2.7          SEC Filings; Financial Statements.  All statements, reports, schedules, forms and other documents required to have been filed by EBM with the SEC (“SEC Reports”) have been so filed and on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (“Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. EBM has a class of securities registered under the Exchange Act.  EBM’s fiscal year is June 30 and  such fiscal year has been determined and approved by EBM’s board of directors.  EBM has provided to the Company a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto), on a consolidated basis, for the period from inception (April 29, 2010) to fiscal year ended June 30, 2010,  and unaudited financial statements for the three months ended September 30, 2010 prepared in accordance with the published rules and regulations of any applicable governmental entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB.  Such financial statements fairly present in all material respects the financial position of EBM, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated. The audited financial statements and unaudited financial statements described in this Section 2.7 are collectively referred to herein as the “U.S. GAAP Financial Statements”.

2.8           Assets and Liabilities.    The assets and liabilities of EBM are all as set forth in the U.S. GAAP Financial Statements and there are no other assets or liabilities of EBM that should have been disclosed in such U.S. GAAP Financial Statements.  Since EBM’s filing of its Form 10-Q for the quarter ended September 30, 2010, EBM has not acquired any assets or incurred any liability except in the ordinary course of business.  There are no amounts due to any directors, officers or related parties by EBM.  EBM will take all steps to reduce its total liabilities to less than $100 at the Closing Date.

2.9           Books and Records.  The books of account, minute books, stock record books, and other material records of EBM, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of EBM contain accurate and complete records of all formal meetings held, and corporate action taken by, the members, shareholders, the managers and committees of the managers of EBM.  At the Closing, all of those books and records will be in the possession of the Company.

2.10         Intercompany And Affiliate Transactions; Insider Interests.  Except as expressly identified in the EBM Disclosure Schedule, since September 30, 2010, there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between EBM, on the one hand, and any director, officer, employee, stockholder, or affiliate of EBM, on the other hand.  All intercompany and affiliate transactions occurring prior to September 30, 2010 have been previously disclosed in the SEC Reports.

2.12         Market Quotation.  The EBM common stock is quoted on the NASD Over-The-Counter Electronic Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to EBM’ knowledge, threatened against EBM by FINRA with respect to any intention by such entities to prohibit or terminate the quotation of EBM common stock on the OTC BB.

2.13         Absence of Certain Changes or Events.  Except as set forth in EBM Disclosure Schedule, and except for the transactions contemplated under this Agreement, since September 30, 2010 there has not been, with respect to EBM: (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, securities or property) in respect of, any of equity securities, or any purchase, redemption or other acquisition of any of equity securities or any options, warrants, calls or rights to acquire any equity securities or other securities, (iii) any split, combination or reclassification of any equity securities, (iv) any granting of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting of any increase in severance or termination pay or any entry into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated hereby, (v) entry into any licensing or other agreement with regard to the acquisition or disposition of any intellectual property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed with respect to any governmental entity or Authority, (vi) any material change in its accounting methods, principles or practices, (vii) any change in the auditing firm of the Company, (vii) any issuance of securities, or (viii) any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business.

2.14        Litigation.  There are no claims, suits, actions or proceedings pending, or to the knowledge of EBM, threatened against EBM, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on EBM or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions discussed herein.

2.15        Employee Benefit Plans.  EBM has never had any employees and EBM currently  has no employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of EBM or any employment or consulting agreement with any stockholder, officer, director, employee or consultant of EBM.

2.16        Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon EBM or to which EBM is a party which has or could reasonably be expected to have the effect of restricting, prohibiting or impairing any business practice of EBM, or the conduct of business by EBM as currently conducted or contemplated other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on EBM.  In addition, EBM has complied with the Plan of Reorganization and  is not subject to or required to take any further actions under the Plan of Reorganization.

2.17        Governmental Actions/Filings; Approvals.  The Company holds, has made and/or obtained all Governmental Actions/Filings and Approvals necessary for the conduct by the Company of its business (as presently conducted and to be conducted following the Closing), except with respect to any Governmental Actions/Filings and Approvals the failure of which to hold or make would not reasonably be likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.18        Taxes.

(a)           For purposes of this Agreement, “Tax” or “Taxes” refers to any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts.

(b)          To the knowledge of EBM:

(i)           EBM has timely filed all the returns, estimates, information statements and reports relating to Taxes required to be filed with any Tax Authority prior to the date hereof. All such filings are true, correct and complete in all material respects. EBM has  paid all Taxes shown to be due on such filings.

(ii)          All Taxes that EBM is required by law to withhold or collect have been duly withheld or collected, and has been timely paid over to the proper Authority to the extent due and payable.

(iii)         No audit or other examination of any Tax return filed by EBM by any Tax Authority is presently in progress, nor has EBM been notified of any request for such an audit or other examination.

(iv)         EBM has no liability for any unpaid Taxes which have not been accrued for or reserved on EBM’ balance sheets included in the U.S. GAAP Financial Statements for the most recent fiscal year, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with operation of EBM business.

2.19       Agreements.  EBM is not a party to any agreement, whether written or verbal, that results in the creation or continuation of any contractual obligations.

ARTICLE 3

Additional and Separate Representations and Warranties of EBM Shareholder

EBM Shareholder warrants and covenants to Company Shareholders that the statements contained in this Article 3 are true and correct.

3.1         Authorization.  EBM Shareholder has all the authority to enter into this Agreement and to deliver, perform and otherwise carry out the transactions contemplated herein. This Agreement is the valid and binding legal obligation of EBM Shareholder enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

3.2         Ownership.  No person other than EBM Shareholder has a beneficial interest in or right to the Control Shares or of any part thereof.  No other party has rights to vote or control any shares of the Control Shares or of any part thereof.

3.3         Rights. EBM Shareholder has no options, warrants, or other rights to purchase any of the capital stock of EBM.

3.4         Title.  EBM Shareholder has good, absolute, and marketable title to all of the Control Shares, free and clear of all liens, claims, equities, encumbrances, and restrictions of every kind, and has full, complete, and unrestricted legal right, power, and authority to assign, transfer, and deliver the Shares pursuant to this Agreement; and the delivery of the Control Shares to Company Shareholders will vest in Control Shareholders good, absolute, and marketable title thereto, free and clear of all liens, encumbrances, community rights, and restrictions of every kind whatsoever.

ARTICLE 4
Representations and Warranties of the Company

The Company represents and warrants to EBM and the EBM Shareholder, that the statements contained in the Article 4 are true and correct, except as disclosed in the disclosure schedule attached hereto as Exhibit C (the “Company Disclosure Schedule”), which are divided into sections that correspond to the sections of this Article 4 (with the disclosures in any such section of the Company Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 4 and any other representations and warranties of this Article 4 to which such disclosure would reasonably relate).

4.1         Corporate Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands.  The Company has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be duly qualified and in good standing.

4.2         Authorization.  The Company has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Company has taken all action required by law, its Memorandum and Articles of Association, or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

4.3         Capitalization.  The authorized capital of the Company consists of 50,000 shares of one class with a $1.00 par value each.  As of the date of this Agreement, there are 102 shares outstanding.  All issued and outstanding shares of the Company shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights, other restrictions or any securities statute or regulation. Other than as contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which either is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange or buy-back under any security or other instrument.  There are no registration rights concerning the Company capital stock.

4.4         Financial Statements.  The Company has provided to EBM a correct and complete copy of the audited consolidated financial statements for Zhenghou Annec Industrial Co., Ltd. for the years ended December 31, 2008 and 2009, and unaudited consolidated financial statements for the nine months ended September 30, 2009 and 2010 prepared in accordance with the published rules and regulations of any applicable governmental entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and audited in accordance with the auditing standards of the PCAOB by an independent accountant registered with PCAOB.  Such financial statements fairly present in all material respects the financial position of the Company, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

4.5         Non-Contravention.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a)           violate any provision of the charter documents of the Company;

(b)           be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of their respective properties or assets is or may be bound;

(c)           result in the creation or imposition of any encumbrance upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of its respective assets or properties is or may be bound; or

(d)           violate any Law of any Authority.

4.6          Consents and Approvals.  No consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Company of this Agreement, or the consummation of the transactions contemplated herein.

ARTICLE 5
Separate Representations and Warranties of the Company Shareholders

Each Company Shareholder, severally and jointly, represents, warrants and covenants to EBM with respect to such shareholder that the statements contained in this Article 5 are true and correct.

5.1          Power and Authority.  The Company Shareholder has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered by such shareholder in connection herewith.  All action on the part of the Company Shareholder necessary for the authorization, execution, delivery and performance of the Agreement by the Company Shareholder has been taken and no further authorization on the part of the Company Shareholder is required to consummate the transactions provided for in this Agreement.  When executed and delivered by the Company Shareholder, this Agreement shall constitute the valid and legally binding obligation of the Company Shareholder enforceable in accordance with their respective terms, subject to bankruptcy, moratorium, principles of equity, and other limitations limiting the rights of creditors generally.

5.2          Ownership of and Title to Securities.  The number of shares reflected on the Company Shareholder signature page accurately and completely sets forth all of the Company Shares owned by such Company Shareholder as of the date hereof. The Company Shareholder has good and marketable title to the Company Shares which such shareholder owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances, except for any restrictions imposed by federal or state securities laws.

5.3          Investment and Related Representations.

(a)           Securities Laws Compliance.  The Company Shareholder is aware that the offer or sale of the shares of Series A Preferred Stock to the Company Shareholder has not been registered under the Securities Act, or under any state securities law. The Company Shareholder understands that the shares of Series A Preferred Stock and the underlying EBM Common Stock will be characterized as “restricted securities” under US federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Company Shareholder agrees that the Company Shareholder will not sell all or any portion of the shares of Series A Preferred Stock and the underlying Common Stock except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company Shareholder understands that each certificate for the shares of Series A Preferred Stock and underlying EBM Common Stock issued to the Company Shareholder or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 5.3 and that EBM shall refuse to transfer the EBM common stock except in accordance with such restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

(b)           Investment Representation.  This Agreement is made with EBM in reliance upon the Company Shareholder’s representation, that the shares of Series A Preferred Stock and underlying EBM Common Stock to be received by the Company Shareholder are being acquired pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof, except pursuant to an effective registration statement or exemption under the Securities Act.

(c)           No Public Solicitation.  The Company Shareholder is acquiring the shares of Series A Preferred Stock and underlying EBM Common Stock after private negotiation and has not been attracted to the acquisition of the shares of Series A Preferred Stock and underlying EBM Common Stock by any press release, advertising or publication.

(d)           Access to Information.  The Company Shareholder acknowledges having received and reviewed the reports filed by EBM with the SEC and acknowledges that any information contained therein is deemed disclosed by EBM for purposes of the EBM Disclosure Schedule as well as any other disclosures required hereunder.

(e)           Investor Solicitation and Ability to Bear Risk to Loss.  The Company Shareholder, if a corporation or a partnership, has not been organized for the purpose of acquiring the Series A Preferred Stock and underlying EBM Common Stock. The Company Shareholder acknowledges that it is able to protect its interests in connection with the acquisition of the Series A Preferred Stock and underlying EBM Common Stock and can bear the economic risk of investment in such securities without producing a material adverse change in the Company Shareholder’s financial condition. The Company Shareholder otherwise has such knowledge and experience in financial or business matters that the Company Shareholder is capable of evaluating the merits and risks of the investment in the EBM common stock.

(f)           Investor Status.  The Company Shareholder either (i) is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act, or (ii) is not a U.S. Person (as defined in Regulation S promulgated under the Securities Act), is not an affiliate of EBM, and at the time of the origination of contact concerning this share exchange and at the date of execution and delivery of this Agreement was not within the United States, its territories and possessions.

ARTICLE 6
Covenants of the Parties

6.1          Full Access.  Through the period prior to the Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

6.2           Confidentiality.  Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”)in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible, or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law; provided, however, that prior to any disclosure of any Information permitted hereunder, the disclosing party will first seek to obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto without breach of any other confidentiality agreement; (ii) to be generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party without breach of any confidentiality agreement; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

6.3          Further Assurances; Cooperation; Notification.

(a)           Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of either party and without further consideration, the party that is the subject of the request will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby. In addition, EMB Shareholder hereby agrees to cooperate and provide assistance in preparation of the required filings for periods ending prior to the Closing.

(b)           At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the covenants specified in this Article 6.

6.4           Satisfaction of Conditions Precedent.  Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

6.5           Resignation of Directors.  At the Closing (i) Ms. Josephine Resma shall resign as a director, effective immediately, (ii)  Mr. Dean Konstantine shall resign as directors of EBM,  effective on the tenth day following the mailing by EBM of an information statement, or the Information Statement, to EBM's stockholders that complies with the requirements of Section 14(f) of the Exchange Act ("Section 14(f) Effective Date"), (iii) Mr. Dean Konstantine, as sole director, shall increase the Board of Directors to four (4) and appoint Mr. LI Fuchao as Chairman to the EBM board of directors to fill the vacancy created by the resignation of Ms. Resma, and appoint LI Jiantao, Sun Zhaoqing, and ZHENG Yang, to fill the vacancy created by the resignation of Mr. Konstantine and the increase Board size. Such appointment of Messrs. Li Jiantao and Sun Zhaoqing, and Ms. Zheng Yang will become effective on the  Section 14(f) Effective Date.

6.6           Designation of Officers.  After the Closing Date, all present officers of EBM shall resign from all their officer positions of EBM and the persons as set forth below shall be appointed as officers of EBM:

Name	Position
Li Jiantao	Chief Executive Officer, President and Chief Financial Officer
Sun Zhaoqing	Vice President
Wu Qichang	Chief Technology Officer

ARTICLE 7
Conditions to the Obligations of EBM and the EBM Shareholders

Notwithstanding any other provision of this Agreement to the contrary, the obligation of EBM and the EBM Shareholder to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by EBM and the EBM Shareholder, of each of the following conditions:

7.1           Representations and Warranties True.  The representations and warranties of the Company and the Company Shareholders contained in this Agreement, including without limitation in the Company Disclosure Schedule delivered to EBM as Exhibit B, will be true, complete and accurate in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

7.2           Performance.  The Company and the Company Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company and the Company Shareholders on or prior to the Closing.

7.3          Required Approvals and Consents.

(a)           All action required by law and otherwise to be taken by the members of the board of directors of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)           All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and EBM will have received copies thereof.

(c)           EBM will have received written verification of good standing of the Company, as of the most recent practicable date.

7.4          No Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of EBM, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

7.5          Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction including any pre-approval requirement for foreign listings.

7.6          Appropriate Documentation.  EBM will have received, in a form and substance reasonably satisfactory to EBM, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 7 as EBM may reasonably request.

ARTICLE 8
Conditions to Obligations of the Company and the Company Shareholders

Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Company Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by all the Company Shareholders, of each of the following conditions:

8.1          Representations and Warranties True. The representations and warranties of EBM and the EBM Shareholder and contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

8.2          Performance.  EBM and the EBM Shareholder will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by EBM or the EBM Shareholder at or prior to the Closing.

8.3          Required Approvals and Consents.

(a)           All action required by law and otherwise to be taken by the directors and shareholders of the EBM to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)           All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

8.4          Agreements and Documents.  The Company will have received the following agreements and documents, each of which will be in full force and effect:

(a)           a certificate executed on behalf of EBM by its Chief Executive Officer confirming that the conditions set forth in Sections 8.1, 8.2, and 8.3 have been duly satisfied;

(b)          resolutions of the board of directors of EBM, certified by the secretary of EBM, approving the transactions contemplated by this Agreement, including the issuance of the EBM common stock and the matters referred to in Section 8.3 of this Agreement;

(c)          delivery of original stock certificate representing the Control Shares and either (i) endorsed to transfer the Control Shares as indicated in Section 1.1(a) or (ii) accompanied by an executed irrevocable stock power for the Control Shares completed to effect the transfer of the Control Shares to the Company Shareholders;

(d)           certificates or document representing that the EBM common stock is registered in the names of the Company Shareholders in accordance with Section 1.1(b);

(e)           a certificate of good standing of EBM from the State of Delaware and any other states where EBM is qualified to do business, as of the most recent practicable date;

(f)            letter of resignations by Mr. Dean Konstantine and Ms. Josephine Resma, resigning as Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Secretary, respectively, and any other positions they may hold with EBM;

(g)           irrevocable letter of resignation by Ms. Josephine Resma effective as of Closing, and Mr. Dean Konstantine  resigning as directors of EBM to be effective as of the Section 14f-1 Effective Date as set forth under Section 6.5; and

(h)           certificates representing the EBM Warrants  and assignments of  the EBM Warrants duly executed by the Warrantholders.

8.5          Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

8.6          Appropriate Documentation.  The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 8 as the Company may reasonably request.

8.7           Readiness to File Form 8-K.  The Company shall have confirmed, in consultation with the auditors and counsel to Company, that EBM is prepared to file a Form 8-K within the time allotted by Form 8-K and that the draft of the Form 8-K complies as to form with the requirements of Form 8-K.

8.8           Reduction in Liabilities.  As of the Closing Date, the amount of EBM’s outstanding liabilities will not exceed $100.

8.9           Filing of Certificate of Designation.  EBM shall have filed with the Secretary of State of the State of Delaware a Certificate of Designation setting forth the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions of the Series A Preferred Stock, in form and substance mutually agreed upon by the Company Shareholders.

ARTICLE 9
Post Closing Covenants

9.1           Reverse Split.  Subsequent to Closing, the new management of EBM will effect a 1-for-14.375  reverse stock split of our outstanding shares of common stock (the “Reverse Split”).  Immediately subsequent to the Reverse Split, all of the issued and outstanding shares of Series A Preferred Stock shall automatically be converted into 19,220,000 shares of EBM Common Stock (“Converted A Common Shares”) in accordance with the Certificate of Designation of the Series A Convertible Preferred Stock.

9.2           Schedule 14f-1 with SEC.  EBM shall cause to be filed with Schedule 14f-1 with the SEC to effectively appoint Messrs. Li Jiantao and Sun Zhaoqing and Ms. Zheng Yang to  EBM’s board of directors in compliance with Section 14(f) of the Exchange Act.  Upon the effective date of their appointment, Mr. Dean Konstantine shall resign from the EBM board of directors.

ARTICLE 10
Termination and Abandonment

10.1         Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and EBM.

10.2         Termination by either the Company or EBM.  This Agreement may be terminated by either the Company or EBM if the Closing is not consummated by February 11, 2011 (provided that the right to terminate this Agreement under this Section 10.2 will not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).  This Agreement may be terminated by the Company for a material breach of any representation, warranty, or covenant of EBM or any EBM Shareholder or the failure of any of the Company’s conditions to closing to be satisfied.  This Agreement may be terminated by EBM for a material breach of any representation, warranty, or covenant of the Company or any Company Shareholder or the failure of any of EBM’ conditions to Closing to be satisfied.

10.3         Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or EBM pursuant to this Article 10, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)           Each of the parties will, upon request, redeliver all documents and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)           No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

(c)           All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 11
Miscellaneous Provisions

11.1         Survival of Representations, Warranties and Covenants.  All of the representations, warranties and covenants in this Agreement  shall survive the Closing.

11.2         Expenses.  Except as set forth in the following sentence, EBM, the EBM Shareholder, the EBM Warrantholders, the Company, and the Company Shareholders will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

11.3         Amendment and Modification.  This Agreement may be amended or modified only by the EBM, the EBM Shareholder, the Company, and the Company Shareholders.  All such amendments and modifications to this Agreement must be in writing duly executed by all of the parties hereto.

11.4         Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by EBM and the EBM Shareholder, on the one hand, and the Company and the Company Shareholders, on the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder.  Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

11.5         Indemnification Obligations in favor of EBM.  From and after the Closing Date, the EBM Shareholder shall reimburse, indemnify and hold harmless EBM, the Company, and the Company Shareholders, and the executive officers, directors, and employees of EBM and the Company in office after the Closing (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Company Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Indemnified Party, in respect of any breach of any representation, warranty, covenant, or other agreement made by EBM or a EBM Shareholder.

11.6         Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity other than a party hereto and his, her or its respective successors and assigns permitted hereby to rely upon any of the representations or warranties contained herein or to any claim, cause of action, remedy or right of any kind.

11.7         Notices.  All notices, requests, demands and other communications required or permitted hereunder prior to the Closing will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; or (ii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a party will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Company and the Company Shareholders:

3901#, 39/F Office Tower A Beijing Fortune Plaza
7 Dongsanhuan Zhong Road
Chaoyang District
Beijing 100020, PRC
Tel:           (86)10-65308899
Fax:           (86)10-65308800

or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

If to the EBM and the EBM Shareholder:

E-Band Media, Inc.
c/o Law Office of Daniel C. Masters
P. O. Box 66
La Jolla, CA 92038
Tel: (858) 459-1133
Fax: (858) 459-1103

or to such other person or address as EBM will furnish to the other parties hereto in writing in accordance with this subsection.

11.8         Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

11.9         Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, including facsimile transmissions, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.10       Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

11.11       Entire Agreement.  This Agreement, the schedules, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire Agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.”  There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement.  Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement, provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

11.12       Remedies and Injunctive Relief.  It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Articles 6 and 8 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Article 6 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

11.13       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the California without regard to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the Northern District of California or the state courts of the State of California sitting in the County and City of San Francisco in connection with any dispute arising under this Agreement or any of the other related transaction agreements and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

	E-BAND MEDIA, INC.	CHINA GREEN REFRACTORIES LIMITED

By:	/s/	By:	/s/
	Dean Kontstantine President and Chief Executive Officer		Li Fuchao, Chairman

EBM SHAREHOLDER

/s/
Dean Kontstantin

EBM WARRANTHOLDERS

/s/
Muzeyyen Balaban

/s/
Bernieta Masters

/s/
Linda Masters

Signature Page to Securities Exchange Agreement

CHINA GREEN REFRACTORIES LIMITED

HIGH-SKY ASSETS MANAGEMENT LIMITED		NEW-SOURCE GROUP LIMITED

By:	/s/	By:	/s/
	Ms. Li Ling, Sole Shareholder and Director 10 Shares Owned		Mr. Li Fu Chao, Director

		By:	/s/
Ms. Li Ling, Sole Shareholder 80 Shares Owned

JOINT RISE INVESTMENTS LIMITED		GIANT HARVEST INVESTMENTS LIMITED

By:	/s/	By:	/s/
	Mr. Lee Hon Wah, Sole Shareholder and Director 5 Shares Owned		Ms. Cheung Yin Nai Annie, Sole Shareholder and Director 5 Shares Owned

QIAN YUNTING

/s/
2 Shares Owned

Company Shareholders Signature Page to Securities Exchange Agreement

Schedule A-1

Series A Preferred Stock To Be Issued

Name	Number of Series A Preferred Stock
High-Sky Assets Management Limited	1,853
New-Source Group Limited	14,824
Giant Harvest Investments Limited	926
Joint Rise Investment Limited	926
Qian Yunting	371
Dean Konstantine	5
Muzeyyen Balaban	80
Bernieta Masters	10
Linda Masters	5
To be assigned by the Company Shareholders at Closing	220
Total	19,220

Schedule A-2

Allocation of EBM Common Stock From EBM Shareholder

Name of Company Shareholder	Number of EBM Common Stock
High-Sky Assets Management Limited	980,392
New-Source Group Limited	7,843,138
Giant Harvest Investments Limited	490,196
Joint Rise Investment Limited	490,196
Qian Yunting	196,078
Total	10,000,000

Schedule A-3

Allocation of Purchase Price

Dean Konstantine	$10,000
Muzeyyen Balaban	$200,000
Bernieta Masters	$10,000
Linda Masters	$30,000
Total	$250,000

Exhibit A

EBM Disclosure Schedule

None

Exhibit B

Company Disclosure Schedule

None